 EXHIBIT 6.6

MANAGEMENT CONSULTING AGREEMENT AMMENDMENT

Further to the Management Consulting Agreement between Jigme Love and Infuzed Brands Inc., dated January 31, 2019, the following changes will be made:

1.      Effective August 1, 2019 the agreement will transfer from Jigme Love to her personal consulting company, “J Love Enterprises Inc.”

2.      Effective August 1, 2019 the monthly management paid to Jigme Love (“J Love Enterprises Inc.”) will increase from $5,000 to $7,500 (plus applicable taxes).

No other changes to the agreement will be made.

J Love Enterprises Inc.

Per: /s/ Jigme Love
Authorized Signatory

INFUZED BRANDS INC.

Per: /s/ Faizaan Lalani
Authorized Signatory